Exhibit 4.4

The Telecom Italia securities referred to herein that will be issued in connection with the merger described herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the Securities Act) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Telecom Italia securities are intended to be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act.

The merger described herein relates to the securities of two foreign (non-U.S..) companies. The merger in which TIM ordinary shares and savings shares will be converted into Telecom Italia shares is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since Telecom Italia and TIM are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Telecom Italia may purchase securities of TIM otherwise than under the merger, such as in open market or privately negotiated purchases. Disclosure of such purchases will be made in accordance with, and to the extent required by, Telecom Italia’s disclosure obligations under Italian law.

TelecomItalia Mobile S.p.A.

Telecom Italia Group – Management and Direction by Telecom Italia S.p.A.

Registered Office in Turin, Via Cavalli no. 6

Secondary Office in Rome, Via Pietro De Francisci no. 152

Fully paidup share Capital euro 516,532,330.74

Tax and Turin Company Register number: 06947890015

CALL TO SHAREHOLDERS’ MEETING

INTEGRATION OF THE NOTICE CONVENING THE EXTRAORDINARY MEETING PUBLISHED IN THE GAZZETTA UFFICIALE NO.22, II PART OF JANUARY 28, 2005

To integrate, to confirm and repeat the notice convening the extraordinary Meeting of Telecom Italia Mobile S.p.A. published in the Gazzetta Ufficiale No.22, II part of January 28, 2005, the ordinary Shareholders are convened to the ordinary, and also to the extraordinary Meeting, to be held in Rozzano (Milan), Via Toscana n.3, on April 5, 2005 at 10.00 a.m. on first call, and if necessary on second call on April 6, 2005, at the same hour and place, to consider and vote on the following:

Agenda

Extraordinary Section

The merger plan of Telecom Italia Mobile S.p.A. into Telecom Italia S.p.A.; related and consequent resolutions (part already present in the notice of January 28, 2005).

Ordinary Section

1.	Annual report for the year ended December 31, 2004 related and consequent resolutions.

2.	Appointment of the Board of Directors related resolutions.

3.	Appointment of the Board of Auditors related resolutions.

As provided for by Italian law and the bylaws, ordinary Shareholders, for which the Company has received the documentation pursuant to article 2370, second paragraph of the Civil Code, at least two days prior to the date set for each meeting and who hold the suitable certification on the date the meeting takes place, are entitled to attend the Meeting.

The following will be made available at the Company’s Registered Office in Turin, Via Cavalli n. 6, and at the Secondary Office in Rome, Via Pietro De Francisci, n. 152 as also at Borsa Italiana S.p.A.:

•	the merger plan of Telecom Italia Mobile S.p.A. into Telecom Italia S.p.A;

•	the illustrative reports of the Directors of the companies participating to the merger;

•	the balance sheets at September 30, 2004 of the companies participating to the merger;

•	the Financial statements for the fiscal years 2001, 2002 and 2003 of companies participating to the merger;

At the same places will also be made available:

•	as from March 4, 2005, the fairness opinion on the exchange ratio prepared by Reconta Ernst & Young for Telecom Italia Mobile and by Mazars & Guerard for Telecom italia, pursuant to art. 2501sexies, of the Civil Code;

•	ad from March 18, 2005, the draft of the annual report at December 31, 2004, the consolidated financial statements and for both the report on operations, the illustrative report of Directors on the items on the ordinary section of the agenda, along with the resolution proposals and all the documents provided by law;

•	as from March 25, 2005, the information document of the merger plan Telecom Italia/Telecom Italia Mobile.

Shareholders are entitled to obtain a copy of the aforementioned documents.

The documentation for the shareholders’ meeting will also be posted on the Internet at http://www.investor.tim.it

SLATE VOTE

•	Board of Directors

In relation to item 2 of the ordinary section on the agenda, the Board of Directors will be appointed by slate vote, pursuant to article 13 of the Company’s Bylaws. Each shareholder may present or participate in the presentation of only one slate and each candidate may be entered in only one slate on pain of ineligibility.

The slates of candidates can be presented by shareholders who, individually or together with others, hold at least 0.5% of the voting share capital. In order to prove ownership of the number of shares necessary to present slates, Shareholders must submit and/or deliver to the Company’s Registered Office (Turin, Via Cavalli 6), at least two days before the date of the Ordinary Meeting on first call, a copy of the documentation attesting their right to attend the Meeting. The slates must be deposited at the Company’s Registered Office and published in at least one nationally distributed Italian daily newspaper at least ten days before the date of the Ordinary Meeting on first call.

Together with each slate, it is also necessary to deposit the declarations whereby the individual candidates accept their candidacy and attest, on their own responsibility, that there are no causes of ineligibility or incompatibility. Together with the declarations, a curriculum vitae for each candidate setting out their main personal and professional data must be deposited, with indication of eligibility to qualify as an independent director.

•	Board of Statutory Auditors

In relation to item 3. of the ordinary section on the agenda, the Board of Statutory Auditors will be appointed by slate vote, pursuant to article 21 of the Company’s Bylaws.

Each shareholder may present or participate in the presentation of only one slate and each candidate may be entered in only one slate on pain of ineligibility. The slates of candidates can be presented by shareholders who, individually or together with others, hold at least 0.5% of the voting share capital. In order to prove ownership of the number of shares necessary to present slates, Shareholders must submit and/or deliver to the Company’s Registered Office (Turin, Via Cavalli 6), at least two days before the date of the ordinary Meeting on first call, a copy of the documentation attesting their right to attend the Meeting. The slates must be deposited at the Company’s Registered Office and published in at least one nationally distributed Italian daily newspaper at least ten days before the date of the Ordinary Meeting on first call.

Together with each slate, it is also necessary to deposit the declarations whereby the individual candidates accept their candidacy and attest, on their own responsibility, that and they satisfy the professional and honour ability requirements and there are no causes of ineligibility or incompatibility. Together with the declarations, a curriculum vitae for each candidate setting out their main personal and professional data must be deposited.

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Requests for information may be made by:

•	calling the toll-free number: +39 0639003819

•	sending an email to: affarisocietari@mail.tim.it

TELECOM ITALIA MOBILE S.P.A.

On behalf of the Board of Directors

The Chief Executive Officer

Marco De Benedetti

Shareholders are invited to be present before the time scheduled for the meeting to start in order to facilitate registration activities. Registration of partici pants will begin one hour before the time fixed for the meeting to start.

This notice is published in the Gazzetta Ufficiale della Repubblica italiana (No.52, II Part of March 4, 2005), and available on the Internet at: http://www.investor.tim.it

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